EXHIBIT 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI,
PROFESSIONAL CORPORATION

January 9, 2014

Copart, Inc.

14185 Dallas Parkway, Suite 300

Dallas, Texas 75254

Re:

Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Copart, Inc., a Delaware corporation (“you”), with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an additional 4,000,000 shares of your Common Stock, $0.0001 par value per share, reserved for issuance under your 2007 Equity Incentive Plan, 2,000,000 shares of your Common Stock, $0.0001 par value per share, reserved for issuance under a Stand Alone Stock Option Award Agreement dated December 16, 2013 between Copart, Inc., and A. Jayson Adair, and 1,500,000 shares of your Common Stock, $0.0001 par value per share, reserved for issuance under a Stand Alone Stock Option Award Agreement dated December 16, 2013 between Copart, Inc., and Vincent W. Mitz.  Such shares of Common Stock are referred to herein as the “Shares,” such plan is referred to herein as the “Plan,” and such agreements are referred to herein as the “Agreements.”   As your counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan and the Agreements.

It is our opinion that, upon completion of the actions being taken, or contemplated by us as your counsel to be taken by you prior to the issuance of the Shares pursuant to the Registration Statement, the Plan, and the Agreements and upon completion of the actions being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares, when issued and sold in the manner referred to in the Agreements and the Plan, and pursuant to the agreements which accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement, and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI, P.C.

/s/ Wilson Sonsini Goodrich & Rosati, P.C.